Exhibit 99.1

Medytox Solutions, Inc. Announces Results for the Year Ended December 31, 2013

Medytox Solutions, Inc. (OTC Bulletin Board: MMMS) (April 7, 2014) announced today its financial results for the year ended December 31, 2013 (the “2013 Year”). The Company reported revenues of approximately $52.5 million, which represented an increase of approximately $31.4 million, or 149%, from the approximately $21.1 million in revenues reported for the year ended December 31, 2012 (the "2012 Year"). For the 2013 Year, the Company reported income from operations of approximately $14.5 million, compared to income from operations of approximately $3.5 million for the 2012 Year.

“Our results for 2013 are a testament to the efforts of our employees and the service we provide to our customers. In particular, the increase in revenues was a direct result of increased marketing efforts for PB Laboratories and Biohealth and a full year of results for Biohealth in 2013," stated William Forhan, the Company’s Chief Executive Officer.

The Company is a holding company that owns and operates businesses in the medical services sector.

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MEDYTOX SOLUTIONS, INC.

Condensed Consolidated Statements of Operations

	For the Year Ended December 31,
	2013	2012
Revenues	$52,523,660	$21,076,357

Total operating expenses	38,023,670	17,545,404

Income from operations	14,499,990	3,530,953

Total other income (expense)	(671,473)	(302,598)

Income before income taxes	13,828,517	3,228,355

Provision for income taxes	5,568,600	481,400

Net income from continuing operations	8,259,917	2,746,955

Net income (loss) from disputed activity	–	(397,918)

Net income attributable to Medytox Solutions	8,259,917	2,349,037
Preferred stock dividends	2,601,298	50,000

Net income attributable to Medytox Solutions common shareholders	$5,658,619	$2,299,037

Net income per common share - Basic and diluted	$0.19	$0.07

Weighted average number of common shares outstanding during the period – Basic and diluted	29,654,703	30,795,073

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“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, the ability to consummate acquisitions and the ability to integrate such acquisitions.

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